Exhibit 99.1



DEAN HELLER
Secretary of State
204 North Carson Street, Suite I
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

                                                                FILED# C18970-97
                                                                    12-10-04
     Certificate of Amendment
     (PURSUANT TO NRS 78.385 and 78.390)




              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390- After Issuance of Stock)


1.   Name of corporation: Renegade Venture (NEV) Corporation


2. The articles have beer amended as follows (provide article numbers, if available):

FIRST. The name of the corporation is Global Aircraft Solutions, Inc.


FIFTH. The aggregate number of shares of capital stock of all classes wbich the Corporation shall have authority to issue is ONE HUNDRED FIVE MILLION (105,000,000), of which ONE HUNDRED MILLION (100,000,000) shares haying a par value of $.00l per share shall be of a class designated "Common Stock" (or "Common Shares") and FIVE MILLION (5.000,000) shares having a par value of $.00l per share shall be of a class designated "Preferred Stock" (or "Preferred Shares".) All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine.

3 The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 92% in Favor

4. Effective date of filing (optional):

5. Officer Signature (required):  John Sawyer

*If any proposed amendment would after or change any preference or any preference or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.